UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                    )
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to §. 240.14a-12
TENET HEALTHCARE CORPORATION
(Name of Registrant as Specified in its Charter)
COMMUNITY HEALTH SYSTEMS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Forward-Looking Statements
Any statements made in this communication that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation (“Tenet”), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, uncertainty of our expected financial performance following completion of any proposed transaction and other risks and uncertainties referenced in our filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements, like all statements in this communication, speak only as of the date of this communication (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. This communication relates to a business combination transaction with Tenet proposed by Community Health Systems, Inc. (“CHS”), which may become the subject of a registration statement filed with the SEC. CHS intends to file a proxy statement with the SEC in connection with Tenet’s 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. This material is not a substitute for any prospectus, proxy statement or any other document which CHS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.

Participant Information
CHS and its directors, executive officers and nominees may be deemed to be participants in the solicitation of proxies in connection with Tenet’s 2011 annual meeting of shareholders. The directors of CHS are: Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings, M.D., Julia B. North and H. Mitchell Watson, Jr. The executive officers of CHS are: Wayne T. Smith, W. Larry Cash, David L. Miller, William S. Hussey, Michael T. Portacci, Martin D. Smith, Thomas D. Miller, Rachel A. Seifert and T. Mark Buford. The nominees of CHS are: Thomas M. Boudreau, Duke K. Bristow, Ph.D., John E. Hornbeak, Curtis S. Lane, Douglas E. Linton, Peter H. Rothschild, John A. Sedor, Steven J. Shulman, Daniel S. Van Riper, David J. Wenstrup, James O. Egan, Jon Rotenstreich, Gary M. Stein and Larry D. Yost. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS’s directors and executive officers is available in its proxy statement for CHS’s 2011 annual meeting of stockholders, which was filed with the SEC on April 7, 2011. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that CHS intends to file with the SEC in connection with Tenet’s 2011 annual meeting of shareholders.

On May 2, 2011, W. Larry Cash, Executive Vice President and Chief Financial Officer of Community Health Systems, Inc. (“CHS”), presented at the Deutsche Bank Annual Healthcare Conference. Some of his remarks included a discussion of CHS’s proposed acquisition of Tenet Healthcare Corporation (“Tenet”) and the expected proxy solicitation in connection with Tenet’s 2011 annual meeting of shareholders. Below are excerpts from the transcript of the presentation relating to Tenet.
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CORPORATE PARTICIPANTS
Larry Cash
Community Health Systems, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Darren Lehrich
Deutsche Bank — Analyst
PRESENTATION
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Larry Cash - Community Health Systems, Inc. — CFO
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Turning to the Tenet transaction, just to repeat some of the slides we had before, it is a very good fit. 10 or 11 states are existing states. We can put our operating efficiencies and best practice, managed care negotiations. We have been very successful in physician recruitment.
We have had success in integrating acquisitions. And the transaction is actually smaller than Triad on a relative basis, and it should be accretive the first year.
We made the offer — subsequent events here recently. There was a lawsuit they filed against us. We responded to that on April 28. We made an all-cash offer of $6, and that was rejected April 22. This morning, we put out an offer of $7.25 and gave them until Monday to respond and look for a prompt response about that. [And if there’s] not a meaningful engagement of activity during that timeframe, we will move forward and remove our offer in support of the directors.
Just to size the company, we hope the transaction is received positively by the Board. We think it is a compelling offer. It is 69% above the first offer of the price before the offer was made. And it is a 20% premium there. And it is above the current trading price of their stock, still from Friday and today.
$22 billion of revenue. It will be 180 hospitals, almost 33,000 beds. And again, 10 of the 29 states are similar states, only Nebraska. You will see Triad was 56%. Tenet would be 42%. EBITDA 55%, 36%, and so forth.
We improved the margin about 280 basis points. First full calendar-year synergy is $145 million to over $275 million, which did not include any revenue-generated items other than managed care negotiations. And we recruited 2400 physicians, and we felt there are some high
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We made the — we think a compelling offer for Tenet and given them a week to respond to the 20% increase in the price, and, again, 69% over the price before this all got started.
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QUESTION AND ANSWER
Darren Lehrich - Deutsche Bank — Analyst
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Can you define good faith? How are you looking at Tenet’s next move in relation to your definition? And what would represent meaningful engagement on your part or on their part to basically prevent this deadline from passing?
Larry Cash - Community Health Systems, Inc. — CFO
The first letter offered — back in December — 45 days to do due diligence and work on the agreement. I just think if that could be planned and started, it would have that kind of activity. We are operating off the data available to us. If there is other data available to us, we will review that as part of the components of our due diligence if any such information [agrees].
I think if they want to start a dialogue, we are open to do that, and we’d always hope to have some form of due diligence to confirm what we thought would be a good transaction for us and their shareholders. So it would be predominantly hearing from them they would like to do that type of a due diligence.
Darren Lehrich - Deutsche Bank — Analyst
So, any type of meeting or a movement to a meeting between your advisors and their advisors would fall in that definition?
Larry Cash - Community Health Systems, Inc. — CFO
I think that would be a definition of good faith, yes.
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Unidentified Audience Member
Just wondering if you are making any operational changes to counteract any behavioral changes on the part of your medical staff as they respond to all the investigations from the government.
Larry Cash - Community Health Systems, Inc. — CFO
The only operational change that we’ve made, we decided about, say, seven or eight weeks ago to install InterQual. We believe that the InterQual is fairly close to our current Blue Book criteria, which we discussed last Thursday a great deal.
We are still recruiting for our physicians. We do have, of course, we have once a year medical staff — chief of staff meetings, which we’ll have in a few months. And we have been in constant communication with our CEOs and don’t expect rapid changes need to be done. We have been in constant communication with them and the management and operations to make sure we continue to operate the Company and continue to move the Company going forward.

I just would add, there’s a lot of discussions, and what we had often said, Wayne, who is in front of our physician advisor groups and ER management groups and hospice groups and Chief of Staff groups, as our Presidents are, no one has ever commented on anything similar to the allegations which Tenet accused us on April 11.
Darren Lehrich - Deutsche Bank — Analyst
A question for you, Larry. What happens if this deal dies? And what is the next step for Community in terms of using the balance sheet? You’re obviously willing to use the balance sheet with Tenet. You have done buybacks in the past. How should we be thinking about what Community could do if this particular deal went away?
Larry Cash - Community Health Systems, Inc. — CFO
Let’s don’t be quite so negative yet. But if the deal were not there, what we would do is continue to focus, as we have done. I think we said last December and January we will continue to look for not-for-profit hospitals. We’ve got a pretty reasonably active pipeline of both physician transactions and hospital transactions, which we think will help grow the Company.
I think the indication in Scranton shows that during all this, we did close that transaction. We will have other transactions similars to that that we will do.
We’ve got the opportunity of the four hospitals bought last year, plus this hospital, to improve the margin and continue to do what we have done, is move the margin up of acquired hospitals and add more acquired hospitals to it.
From a balance sheet perspective, we don’t have any call on our debt until 2014, which is about three years away. We did do an [imminent spend] of $1.5 billion in November. We’d consider doing something like that to structure the balance sheet. And we do have a call option, which [we’ll] evaluate that at the time, for our bonds coming up in July.
Darren Lehrich - Deutsche Bank — Analyst
Larry, what is the significance of $7.25? Many Tenet shareholders would argue that you certainly could pay more than that, and maybe it is worth more than that. So maybe just walk us through your thought process around the $7.25 level.
Larry Cash - Community Health Systems, Inc. — CFO
That is the price that we and our advisors, based on our due diligence and our models and looking at it and what we thought was being sure you had an accretive transaction.
Darren Lehrich - Deutsche Bank — Analyst
And how does leverage play into that thought, Larry?
Larry Cash - Community Health Systems, Inc. — CFO
The leverage — we are very adequately financed right now. We are capable of handling this transaction at the $7.25 with what we believe our debt and covenants will be at the time.
Unidentified Audience Member
Was wondering if your financial advisors are willing to provide something more than a highly confident letter in support of your transaction.

Larry Cash - Community Health Systems, Inc. — CFO
I think the first step is due diligence.
Unidentified Audience Member
Are you willing to (multiple speakers)
Larry Cash - Community Health Systems, Inc. — CFO
They are not willing to indicate any willingness or — they haven’t said one way or the other. We really think due diligence will be the next step. I don’t think financing should be a limiting factor here. And we have also offered our financial advisors to talk to any of the Tenet advisors. I believe that was in the press release.
Darren Lehrich - Deutsche Bank — Analyst
Just a question about the rebuttal presentation you made last week. I think one of the more striking elements was the change in admission pre- and post- the Triad integration worked out to be something like 2500 admissions if you apply the math to the national averages on one-day stays, as you said in your analysis.
How does that square relative to what Tenet has alleged? And if you could maybe just talk about it on an aggregate basis and then maybe more on an individual hospital basis to help the audience think about that allegation.
Larry Cash - Community Health Systems, Inc. — CFO
Well, the observation rate appeared to be a contrived statistic. And I notice they also left off another competitor here with a similar observation rate. We do not believe an observation rate defined as observation visits divided by observation visits plus all your admissions is a relevant statistic. And we tend to show that.
I think if you work through the math, what we attempted to do was show that they had alleged 20,000 to 31,000 inappropriate admissions. You assume a reasonable percentage of that based on history would be one-day stays. It is something like a 40% to 60% of our 38,000 one-day stays would be inappropriate, which seems absurd.
And also, we have tried to restate what our one-day-stay admission percentage would be if you did believe their 20,000 to 31,000, [when] suggested for a reasonable estimate what would be one-day stays. We would have an average of something like 4% to 8%, the national average of 12%. So we just thought that the logic was flawed in the way they did that.
I think the 2500 you’re alluding to was the increase in the Triad hospitals counter ‘07, counter ‘08. I think we’ve pointed out that the one-day admissions actually started in May of — grew 8% from May of 2007 to August of 2007, the first full month we had it unrelated to anything we did. So it started growing in ‘07.
The 2500 had to do with probably our physician recruitment, recruitment and case management. We opened a good-sized hospital in Clarksville, Tennessee. I think we had, oh, four to six other major projects we had done. We also had a strong flu season in 2008, plus one extra day in 2008. So that tried to explain what happened in some of those Triad admissions in ‘07 and ‘08.
And I think we also demonstrated that we reduced the observation hours for people under eight hours and over 24 to 48 hours.